Filed pursuant to Rule 424(b)(3) Registration No. 333-273183

NET POWER INC.

200,445,567 SHARES OF CLASS A COMMON STOCK

10,900,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus relates to the resale from time to time of 200,445,567 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by the selling security holders named in this prospectus or their permitted transferees (each, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), which consist of (i) 50,399,904 shares of Class A Common Stock issued at a purchase price of $10.00 per share in a private placement that closed substantially concurrently with the consummation of the Merger (as defined herein), (ii) 2,500 shares of Class A Common Stock issued to Rice Acquisition Sponsor II LLC (“Sponsor”) in a private placement prior to the consummation of the initial public offering (the “IPO”) of Rice Acquisition Corp. II (“RONI”), at an effective price of approximately $0.0036 per share, (iii) 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants (as defined below), originally acquired at a purchase price of $1.00 per warrant, (iv) 7,211,950 shares of Class A Common Stock issuable upon redemption of 7,211,950 units of NET Power Operations LLC (f/k/a Rice Acquisition Holdings II LLC and referred to herein as “Opco”) held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit, (v) 131,612,606 shares of Class A Common Stock issued or issuable upon redemption of 131,612,606 units of Opco (“Opco Units”) issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders (as defined herein) at a value of $10.00 per unit, and (vi) 318,607 shares of Class A Common Stock issuable upon the redemption of 318,607 Opco Units issued to Baker Hughes Energy Services LLC (an affiliate of Baker Hughes Company) for services provided by Nuovo Pignone International, S.r.l. (an affiliate of Baker Hughes Company) pursuant to the Amended and Restated JDA (as defined herein). For more information on the terms of the Amended and Restated JDA, see “Certain Relationships and Related Party Transactions — Baker Hughes Agreements — The Amended and Restated JDA” in the proxy statement for our 2024 annual meeting. In addition, this prospectus relates to the resale from time to time of the 10,900,000 warrants (the “Private Placement Warrants”) issued to Sponsor at a purchase price of $1.00 per warrant in a private placement that closed simultaneously with the consummation of the IPO. Each Private Placement Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

The shares of Class A Common Stock and the Private Placement Warrants that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.” Our registration of the resale of the Offered Securities does not mean that the Selling Securityholders will offer or sell any of the Offered Securities.

We will not receive any of the proceeds from the sale by the Selling Securityholders of any of the Offered Securities. We will receive the proceeds from the exercise of the Private Placement Warrants for cash, but not from the sale of the underlying shares of Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the resale of the Offered Securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Offered Securities.

The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section titled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities. See the section titled “Description of Securities” for more information.

As of June 21, 2024, the number of shares of Class A Common Stock that may be offered for resale by the Selling Securityholders pursuant to this prospectus is almost three times larger than the number of outstanding shares of Class A Common Stock and, assuming the cash exercise of all of the Company’s outstanding warrants and the redemption of all outstanding Opco Units for an equal number of shares of Class A Common Stock, represents approximately 88% of the outstanding shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock in the public markets, including by the Selling Securityholders, each of whom obtained their shares at prices or values below the current market price, or the perception in the market that such sales could occur, could result in a significant decline in the public trading price of the Class A Common Stock. For more information regarding this risk, see “Risk Factors — Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.”

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The Class A Common Stock and warrants initially sold as part of the units issued in the IPO (the “Public Warrants”) are listed on the New York Stock Exchange (the “NYSE”) under the symbols “NPWR” and “NPWR WS,” respectively. On June 28, 2024, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $9.83 per share and $2.2858 per warrant, respectively. Certain of the Selling Securityholders obtained their Offered Securities at prices or values below the current market price, as noted in the first paragraph above, and based on the last sale prices on June 28, 2024, such Selling Securityholders may experience a potential profit of $9.8264 per share and a potential profit of $1.2858 per warrant. Other securityholders, including those that purchased securities in the IPO, may not experience a similar rate of return on the securities they purchased due to differences in the prices or values at which the Selling Securityholders were issued the Offered Securities and the current trading price of the Class A Common Stock and the Public Warrants.

Investing in our securities involves certain risks, including those that are described in the section titled “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 200,445,567 shares of Class A Common Stock (which includes up to 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants and 138,824,556 shares of Class A Common Stock issuable upon redemption of Opco Units) and up to an aggregate of 10,900,000 Private Placement Warrants from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Class A Common Stock and/or Private Placement Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

You should assume that the information appearing in this prospectus or any prospectus supplement, or the documents incorporated by reference herein or therein, is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections titled “Where You Can Find Additional Information” and “Incorporation by Reference.”

CERTAIN DEFINED TERMS

Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

•        “8 Rivers” means 8 Rivers Capital, LLC, a Delaware limited liability company (a company controlled by SK);

•        “Areca” means Areca, Inc., a Delaware corporation;

•        “Amended and Restated JDA” means the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among Old NET Power, RONI, RONI Opco, NPI and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

•        “Baker Hughes” or “BH” means Baker Hughes Company, a Delaware corporation;

•        “BHES” means Baker Hughes Energy Services LLC, a Delaware limited liability company and affiliate of Baker Hughes;

•        “Board” or “Board of Directors” means the board of directors of the Company;

•        “Business Combination” means the Domestications, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•        “Business Combination Agreement” means the Business Combination Agreement, dated as of December 13, 2022, by and among RONI, RONI Opco, Buyer, Merger Sub and Old NET Power, as amended by the First Amendment to the Business Combination Agreement, dated as of April 23, 2023, by and between Buyer and Old NET Power;

•        “Buyer” means Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Opco (following the Domestications) or of RONI Opco (prior to the Domestications);

•        “Bylaws” means the bylaws of NET Power adopted on June 8, 2023;

•        “Certificate of Incorporation” means the certificate of incorporation of NET Power filed with the Secretary of State of the State of Delaware on June 8, 2023;

•        “Chamaedorea” means Chamaedorea, Inc., a Delaware corporation;

•        “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of NET Power;

•        “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of NET Power;

•        “Clean,” in relation to the energy generated through the NET Power Cycle, refers to the NET Power Cycle’s capability to significantly reduce direct CO2 emissions and emissions of other air pollutants in comparison to energy generated with conventional gas-fired technology;

•        “Closing” means the consummation of the Business Combination contemplated by the Business Combination Agreement;

•        “Closing Date” means June 8, 2023, the date on which the Closing occurred;

•        “Common Stock” means the Class A Common Stock and Class B Common Stock;

•        “Company,” “our,” “we” or “us” means, prior to the Business Combination, RONI or Old NET Power, as the context suggests, and, following the Business Combination, NET Power Inc., in each case, with its consolidated subsidiaries;

•        “Constellation” means Constellation Energy Generation, LLC, a Pennsylvania limited liability company formerly known as Exelon Generation Company, LLC;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Demonstration Plant” means the facility located in La Porte, Texas used to demonstrate the viability of the NET Power Cycle;

•        “Domestication” means the change of RONI’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware, upon which RONI changed its name to NET Power Inc.;

•        “Domestications” means the Domestication and the Opco Domestication;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “IPO” means RONI’s initial public offering, which was consummated on June 18, 2021;

•        “Legacy NET Power Holders” means the holders of equity securities of Old NET Power prior to the consummation of the Merger;

•        “Legacy NET Power Selling Securityholders” means the Legacy NET Power Holders whose securities are being registered for resale pursuant to the registration statement of which this prospectus forms a part;

•        “Merger” means the merger of Merger Sub with and into Old NET Power pursuant to the Business Combination Agreement, in which Old NET Power survived and became a direct, wholly owned subsidiary of Buyer;

•        “Merger Sub” means Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer;

•        “NET Power” means NET Power Inc., a Delaware corporation (f/k/a Rice Acquisition Corp. II), with its consolidated subsidiaries (unless the context otherwise indicates), upon and after the Domestication;

•        “NPEH” means NPEH, LLC, a Delaware limited liability company;

•        “NPI” means Nuovo Pignone International, S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NPT” means Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NYSE” means the New York Stock Exchange;

•        “Old NET Power” means, prior to the consummation of the Merger, NET Power, LLC, a Delaware limited liability company;

•        “Opco” means NET Power Operations LLC, a Delaware limited liability company (f/k/a Rice Acquisition Holdings II LLC), upon and after the Opco Domestication;

•        “Opco Domestication” means the change of RONI Opco’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a limited liability company registered under the laws of the State of Delaware, upon which RONI Opco changed its name to NET Power Operations LLC;

•        “Opco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opco, dated as of June 8, 2023, which was entered into in connection with the Closing;

•        “Opco Unitholder” means a holder of Opco Units;

•        “Opco Units” means the units of Opco;

•        “Original JDA” means the Joint Development Agreement, dated February 3, 2022, by and among Old NET Power, NPI and NPT, as amended by the First Amendment to Joint Development Agreement, dated effective June 30, 2022, by and among the same parties;

•        “OXY” means OLCV NET Power, LLC, a Delaware limited liability company;

•        “PIPE Financing” means the issuance and sale of 54,044,995 shares of Class A Common Stock for aggregate consideration of $540,449,950 in private placements pursuant to subscription agreements that RONI entered into with certain qualified institutional buyers and accredited investors, which was consummated immediately prior to the Merger;

•        “PIPE Investors” means the investors who participated in the PIPE Financing;

•        “PIPE Subscription Agreements” means the subscription agreements, entered into by RONI and the PIPE Investors in connection with the PIPE Financing;

•        “Preferred Stock” means shares of NET Power preferred stock, par value $0.0001;

•        “Principal Legacy NET Power Holders” means OXY, Constellation and 8 Rivers (through NPEH);

•        “Private Placement Warrants” means the 10,900,000 warrants to purchase shares of Class A Common Stock that were issued and sold to Sponsor in a private placement in connection with the IPO;

•        “Public Warrants” means the warrants to purchase shares of Class A Common Stock that were issued and sold as part of the RONI Units in the IPO;

•        “RONI” means Rice Acquisition Corp. II, a Cayman Islands exempted company, prior to the Domestication;

•        “RONI Opco” means Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company and direct subsidiary of RONI, prior to the Domestications;

•        “RONI Units” means the units of RONI sold in the IPO, each of which consisted of one Class A Share and one-fourth of one Public Warrant;

•        “SEC” means the U.S. Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Selling Securityholders” means the persons listed in the table in the section titled “Selling Securityholders” and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of such persons’ interest in the Class A Common Stock or warrants other than through a public sale;

•        “SK” means SK Inc., a company registered in South Korea;

•        “Sponsor” means Rice Acquisition Sponsor II LLC, a Delaware limited liability company;

•        “Sponsor Letter Agreement” means the letter agreement, dated December 13, 2022, by and among RONI, Sponsor, RONI Opco, Old NET Power and RONI’s directors and officers;

•        “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of June 8, 2023, by and among RONI, RONI Opco, Sponsor and the NET Power Holders (as defined therein);

•        “Tillandsia” means Tillandsia, Inc., a Delaware corporation;

•        “Warrant Agreement” means the Warrant Agreement, dated as of June 15, 2021, by and among RONI, RONI Opco and Continental as it may be amended and/or restated from time to time in accordance with its terms; and

•        “warrants” means, collectively, the Public Warrants and Private Placement Warrants.

In addition, the following is a glossary of key industry terms used herein:

•        “CO2” means carbon dioxide;

•        “MW” means megawatt;

•        “MWth” means megawatt thermal which refers to the input energy required;

•        “NOX” means nitrogen oxides;

•        “sCO2” means supercritical CO2; and

•        “SOX” means sulfur oxides.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “opportunity,” “plan,” “project,” “seek,” “should,” “strategy,” “will,” “will likely result,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may relate to the development of the Company’s technology, the anticipated demand for the Company’s technology and the markets in which the Company operates, the timing of the deployment of plant deliveries, and the Company’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: (i) risks relating to the uncertainty of the projected financial information with respect to the Company and risks related to the Company’s ability to meet its projections; (ii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and the ability of the Company retain its management and key employees; (iii) the Company’s ability to utilize its net operating loss and tax credit carryforwards effectively; (iv) the capital-intensive nature of the Company’s business model, which may require the Company to raise additional capital in the future; (v) barriers the Company may face in its attempts to deploy and commercialize its technology; (vi) the complexity of the machinery the Company relies on for its operations and development; (vii) the Company’s ability to establish and maintain supply relationships; (viii) risks related to the Company’s arrangements with third parties for the development, commercialization and deployment of technology associated with the Company’s technology; (ix) risks related to the Company’s other strategic investors and partners; (x) the Company’s ability to successfully commercialize its operations; (xi) the availability and cost of raw materials; (xii) the ability of the Company’s supply base to scale to meet the Company’s anticipated growth; (xiii) the Company’s ability to expand internationally; (xiv) the Company’s ability to update the design, construction and operations of its technology; (xv) the impact of potential delays in discovering manufacturing and construction issues; (xvi) the possibility of damage to the Company’s Texas facilities as a result of natural disasters; (xvii) the ability of commercial plants using the Company’s technology to efficiently provide net power output; (xviii) the Company’s ability to obtain and retain licenses; (xix) the Company’s ability to establish an initial commercial scale plant; (xx) the Company’s ability to license to large customers; (xxi) the Company’s ability to accurately estimate future commercial demand; (xxii) the Company’s ability to adapt to the rapidly evolving and competitive natural and renewable power industry; (xxiii) the Company’s ability to comply with all applicable laws and regulations; (xxiv) the impact of public perception of fossil fuel-derived energy on the Company’s business; (xxv) any political or other disruptions in gas producing nations; (xxvi) the Company’s ability to protect its intellectual property and the intellectual property it licenses; (xxvii) risks relating to data privacy and cybersecurity, including the potential for cyberattacks or security incidents that could disrupt our or our service providers’ operations; (xxviii) potential litigation that may be instituted against the Company; and (xxix) other risks and uncertainties indicated in this prospectus, including those under the section titled “Risk Factors,” and other documents filed or to be filed with the SEC by the Company.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities.

Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, we undertake no obligation to update the forward-looking statements contained or incorporated by reference herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. The Company gives no assurance that it will achieve its expectations.

SUMMARY

Our Business

NET Power is a clean energy technology company that has developed a novel power generation system (which we refer to as the “NET Power Cycle”) designed to produce clean, reliable and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. Old NET Power was founded in 2010 and methodically progressed the technology from a theoretical concept to reality with the construction and commissioning of the Company’s demonstration facility in La Porte, Texas (the “Demonstration Plant”). The NET Power Cycle is designed to inherently capture CO2 while producing virtually no air pollutants such as SOX, NOX, and other particulates. It is nearly immune to differences in altitude, humidity and temperature and can be a net water producer rather than consumer, which can facilitate project siting and operation in a variety of climates. It can operate as a traditional baseload power plant, providing reliable electricity to the grid at capacity factors targeted to be above 90%. It can also complement intermittent renewables, providing clean dispatchable electricity that can be programmed on demand at the request of power grid operators and according to market needs, while demonstrating substantial improvements in effectiveness, affordability and environmental performance as compared to existing carbon capture technologies for power generation. It leverages existing natural gas infrastructure and avoids issues of generation capacity and grid transmission overbuild created by other technologies, helping to further reduce system-wide decarbonization costs.

The NET Power Cycle is designed to achieve clean, reliable and low-cost electricity generation through NET Power’s patented highly recuperative oxy-combustion process. This process involves the combination of two technologies:

•        Oxy-combustion, a clean heat generation process in which fuel is mixed with oxygen such that the resulting byproducts from combustion consist of only water and pure CO2; and

•        Supercritical CO2 power cycle, a closed or semi-closed loop process that replaces the air or steam used in most power cycles with recirculating CO2 at high pressure, as sCO2, producing power by expanding sCO2 continuously through a turbo expander.

In the NET Power Cycle, CO2 produced in oxy-combustion is immediately captured in a sCO2 cycle that produces electricity. As CO2 is added through oxy-combustion and recirculated, excess captured CO2 is siphoned from the cycle at high purity for export to permanent storage or utilization.

The NET Power Cycle was first demonstrated at our 50 MWth Demonstration Plant in La Porte, Texas, which broke ground in 2016 and began testing in 2018. We conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, we achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of December 31, 2023.

NET Power plans to license its technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of up to 300 MW net electric output capacity. This technology is supported by a portfolio of 447 issued patents (as of December 31, 2023) in-licensed on an exclusive, irrevocable basis (in the applicable field) from 8 Rivers as well as significant know-how and trade secrets generated through experience at the Demonstration Plant.

Over the next several years, NET Power plans to conduct additional research and equipment validation testing campaigns at its Demonstration Plant and construct its first utility-scale plant. NET Power will begin purchasing initial long-lead materials for the first utility-scale plant in 2024 and targets initial power generation between the second half of 2027 and the first half of 2028. NET Power intends to deploy its technology in the United States (“U.S.”) and around the world by leveraging experience gained from the Demonstration Plant as well as from the support and expertise of NET Power’s current owners, including OXY, BHES, Constellation and SK.

NET Power’s potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies and industrial facilities, both in domestic and international markets. NET Power has engaged in active dialogue with potential customers in each of these industries. NET Power’s end-markets can be broken down into three general categories: baseload generation, dispatchable generation and industrial applications.

Baseload generation includes replacing emitting fossil fuel-fired facilities (brownfield) or installing new clean baseload capacity (greenfield). NET Power believes many customers will seek its dispatchable technology to balance the intermittency of renewable generation. Potential industrial customers, such as direct air capture facilities, steel facilities, chemical plants, and hydrogen production facilities, include those that have significant 24-hour energy needs and goals to decarbonize. NET Power’s technology can provide the necessary clean, reliable, low-cost electricity and heat energy to these facilities as well.

NET Power believes that the NET Power Cycle can serve as a key enabling platform for a low-carbon future, addressing shortfalls inherent to alternative options while contributing to an overall lower system-wide cost of decarbonization. NET Power believes that through its innovative process, it can provide a lower cost of electricity, reduction and in some cases elimination of environmental impacts related to thermal power use (air pollution, water use, land use and deforestation), reliability and dispatchability contributing to energy security and lower costs as well as an ability to achieve required carbon reduction targets. NET Power believes the build-out of the NET Power Cycle will provide the world with clean, reliable and low-cost energy.

Corporate Information

On June 8, 2023, we completed the Business Combination, pursuant to which we were renamed “NET Power Inc.” As of the open of trading on June 9, 2023, the Class A Common Stock and Public Warrants of NET Power, formerly those of RONI, began trading on the NYSE as “NPWR” and “NPWR WS,” respectively.

Our principal executive offices are located at 320 Roney Street, Suite 200, Durham, North Carolina 27701, and our telephone number at that location is (919) 287-4750. Our website address is https://www.ir.netpower.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

We are registering the resale by the Selling Securityholders of (i) up to 200,445,567 shares of Class A Common Stock (which includes up to 10,900,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and 138,824,556 shares of Class A Common Stock issuable upon redemption of the Opco Units) and (ii) up to 10,900,000 Private Placement Warrants. The shares of Class A Common Stock and the Private Placement Warrants that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.”

Any investment in the Offered Securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under the section titled “Risk Factors” in this prospectus.

Shares of Class A Common Stock offered by the Selling Securityholders

200,445,567 shares (including 10,900,000 shares that may be issued upon exercise of the Private Placement Warrants and 138,824,556 shares issuable upon redemption of the Opco Units), which consist of:

•        50,399,904 shares of Class A Common Stock issued at a purchase price of $10.00 per share in the PIPE Financing;

•        2,500 shares of Class A Common Stock issued to Sponsor in a private placement prior to the consummation the IPO, at an effective price of approximately $0.0036 per share;

•        10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, originally acquired at a purchase price of $1.00 per warrant;

•        7,211,950 shares of Class A Common Stock issuable upon redemption of the 7,211,950 Opco Units held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit;

•        131,612,606 shares of Class A Common Stock issued or issuable upon redemption of 131,612,606 Opco Units issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders at value of $10.00 per unit; and

•        318,607 shares of Class A Common Stock issuable upon the redemption of 318,607 Opco Units issued as consideration to BHES (an affiliate of Baker Hughes) for services provided by NPI (an affiliate of Baker Hughes) pursuant to the Amended and Restated JDA.

Warrants offered by the Selling Securityholders	10,900,000 Private Placement Warrants that were originally purchased at a price of $1.00 per warrant.
Use of proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Private Placement Warrants to be offered by the Selling Securityholders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.
NYSE ticker symbols	“NPWR” and “NPWR WS” for the Class A Common Stock and Public Warrants, respectively.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and those incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. You should also consider any risks and uncertainties described under the caption “Risk Factors” in any applicable prospectus supplement and in any document that we file with the SEC after the date of this prospectus that is incorporated by reference herein. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

The market price of the Offered Securities may be volatile.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Closing, there was not a public market for the stock of Old NET Power. Accordingly, the valuation ascribed to Old NET Power in the Business Combination may not be indicative of the price that will prevail in the trading market following the Closing.

If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Price volatility may be greater if the public float and/or trading volume of the Class A Common Stock is low.

Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline. Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        success of competitors;

•        lack of adjacent competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale;

•        any significant change in the Board or management;

•        sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company is involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

Prior to the closing of the Business Combination, there was no public market for Class A Common Stock. Although we have listed the Class A Common Stock on the NYSE, an active trading market may never develop or be sustained. If an active market for the Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

If equity research analysts do not publish research or reports, or if they publish unfavorable research or reports, about us, our business, our market, our stock price and our trading volume could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which, in turn, could cause our stock price or trading volume to decline.

Because we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in the Class A Common Stock to provide dividend income. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements we may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Class A Common Stock.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.

Pursuant to the Stockholders’ Agreement, each Principal Legacy NET Power Holder and BHES agreed to the following lock-up restrictions:

•        33 1/3% of its equity interests in the Company and Opco (“Company Interests”) that were received pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power (or in the case of BHES, pursuant to the JDA (as defined in the Business Combination Agreement)) (the “Price-Based Lock-up Shares”) may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions (the “First Price-Based Lock-up Release”), (ii) $14.00 per share, then an additional one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions (the “Second Price-Based Lock-up Release”), and (iii) $16.00 per share, then all of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        66 2/3% of its Company Interests that were received pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power (or in the case of BHES, pursuant to the JDA) (the “Time-Based Lock-up Shares”) may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, exceeds $12.00 per share, then the Time-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

In addition, Sponsor and RONI’s independent directors and officers (the “RONI Insiders”) agreed to certain “lock-up” and vesting provisions pursuant to the Sponsor Letter Agreement, including as follows:

•        3,510,643 of Sponsor’s (and permitted transferees thereof) and the RONI Insiders’ Company Interests (the “Sponsor Lock-up Shares”) may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, equals or exceeds $12.00 per share, then the Sponsor Lock-up Shares will no longer be subject to such lock-up restrictions;

•        1,575,045 of Sponsor’s Company Interests (the “Sponsor Extended Lock-up Shares”) may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, equals or exceeds (i) $12.00 per share, then one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions (the “First Sponsor Extended Lock-up Release”), (ii) $14.00 per share, then an additional one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions (the “Second Sponsor Extended Lock-up Release”), and (iii) $16.00 per share, then all of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        986,775 of Sponsor’s Company Interests (the “Sponsor Trading Price Vesting Shares”) are subject to forfeiture; if, during the period beginning on the Closing Date and ending on the date that is the three-year anniversary of the Closing Date, the trading share price on the principal exchange on which the Class A Common Stock are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, equals or exceeds (a) $12.00 per share, then one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture (the “First Sponsor Vesting Condition”), (b) $14.00 per share, then an additional one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture (the “Second Sponsor Vesting Condition”), and (c) $16.00 per share, then all of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture.

Upon the expiration or waiver of the lock-ups and the satisfaction of the vesting conditions described above, shares held by such persons (or their distributees) will be eligible for resale (in the case of such persons who are or were deemed to be affiliates of the Company or who were deemed to be affiliates of Old NET Power, subject to volume, manner of sale and other limitations under Rule 144 or Rule 145(d), as applicable, when such rule becomes applicable to the Company, or pursuant to the registration statement of which this prospectus forms a part). On July 24, 2023, the First Price-Based Lock-up Release and the First Sponsor Extended Lock-up Release occurred and the First Sponsor Vesting Condition was satisfied, and on September 12, 2023, the Second Price-Based Lock-up Release and the Second Sponsor Extended Lock-up Release occurred and the Second Sponsor Vesting Condition was satisfied. On June 9, 2024, the Time-Based Lock-up Shares and the Sponsor Lock-up Shares were no longer subject to lock-up restrictions pursuant to the Stockholders’ Agreement and the Sponsor Letter Agreement, respectively. By selling a large number of shares, these stockholders could cause the prevailing market price of the Class A Common Stock to decline.

As of June 21, 2024, the number of shares of Class A Common Stock that may be offered by the Selling Securityholders pursuant to this prospectus is almost three times larger than the number of outstanding shares of Class A Common Stock and, assuming the cash exercise of all outstanding warrants and the redemption of all outstanding Opco Units for an equal number of shares of Class A Common Stock, represents approximately 88% of the outstanding shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock in the public markets, including resales by stockholders, or the perception in the market that such sales could occur, could result in a significant decline in the public trading price of the Class A Common Stock. Because there is a large number of shares being registered for resale pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders may offer such securities for a significant period of time, the duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Additionally, the shares of Class A Common Stock that may be offered pursuant to this prospectus include shares that were purchased at prices that are currently, and may continue to be, significantly below the trading price of the Class A Common Stock and below the price at which RONI Units were offered in the IPO, which could heighten the adverse market and trading price pressures resulting from potential sales pursuant to this prospectus. In particular, the shares of Class A Common Stock that may be offered pursuant to this prospectus consist of (i) 50,399,904 shares of Class A Common Stock issued at a purchase price of $10.00 per share in the PIPE Financing, (ii) 2,500 shares of Class A Common Stock issued to Sponsor in a private placement prior to the consummation the IPO, at an effective price of approximately $0.0036 per share, (iii) 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, originally acquired by Sponsor at a purchase price of $1.00 per warrant, (iv) 7,211,950 shares of Class A Common Stock issuable upon redemption of 7,211,950 Opco Units held by Sponsor and the other initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit, (v) 131,612,606 shares of Class A Common Stock issued or issuable upon redemption of 131,612,606 Opco Units issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders at value of $10.00 per unit, and (vi) 318,607 shares of Class A Common Stock issuable upon the redemption of 318,607 Opco Units issued as consideration to BHES (an affiliate of Baker Hughes) for services provided by NPI (an affiliate of Baker Hughes) pursuant to the Amended and Restated JDA. As a result, even if the trading price of the Class A Common Stock were significantly below $10.00 per share (the offering price for the RONI Units sold in the IPO), some of the Selling Securityholders will still have an incentive to sell their shares as they will still profit on such sales due to their lower effective purchase price as compared to the public stockholders who purchased their shares as part of the RONI Units in the IPO, which could result in a significant decline in the public trading price of the Class A Common Stock. Such a decline could make it more difficult for you to sell your shares of Class A Common Stock at a time and price that you deem appropriate and could also make it more difficult for us to raise additional funds through future offerings of shares of Class A Common Stock or other securities. Based on the closing price of our Class A Common Stock of $9.83 per share as of June 28, 2024, certain of the Selling Securityholders may experience a potential profit of $9.9264 per share. Other securityholders, including those that purchased securities in the IPO, may not experience a similar rate of return on the securities they purchased due to differences in the prices or values at which the Selling Securityholders were issued the Offered Securities and the current trading price of the Class A Common Stock.

Furthermore, the shares of Class A Common Stock reserved for future issuance under the NET Power Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting requirements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Plan, 20,468,545 shares of Class A Common Stock were initially reserved for issuance pursuant to awards under the Incentive Plan. The number of shares available for issuance under the Incentive Plan is subject to an annual increase on the first day of each calendar year beginning January 1, 2024, and ending and including January 1, 2033, equal to the lesser of (i) 5% of the aggregate number of shares outstanding on December 31 of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. The Company has filed a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan, and shares registered under such registration statement will be available for sale in the open market.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

The outstanding warrants are exercisable for Class A Common Stock, and, if exercised, would increase the number of shares eligible for future resale in the public market and would result in dilution to our stockholders.

As of June 21, 2024, the Company has 19,522,235 warrants outstanding, which are exercisable to purchase an aggregate of 19,522,235 shares of Class A Common Stock for a price of $11.50 per share (subject to adjustments as set forth in the Warrant Agreement). To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Class A Common Stock.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Currently, the Class A Common Stock and the Public Warrants are traded on the NYSE. However, we cannot assure you that our securities will continue to be listed on the NYSE in the future. In order to continue listing our securities on the NYSE, we are required to maintain certain financial, distribution and stock price levels. We are required to maintain a minimum market capitalization (generally $50 million) and a minimum number of holders of our listed securities (generally 300 public holders).

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Class A Common Stock is a “penny stock,” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Class A Common Stock and the Public Warrants are listed on the NYSE, they are covered securities. If we are no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding Public Warrants and the Private Placement Warrants (assuming the Private Placement Warrants are no longer held by a Permitted Transferee (as defined in the Warrant Agreement) of the Sponsor) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding Public Warrants and Private Placement Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Please see “Description of Securities — Warrants — Public Warrants — Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”; provided, however, if the closing price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, then the Private Placement Warrants will only be redeemable pursuant to the foregoing once no longer held by a Permitted Transferee of the Sponsor. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 share of Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

We may amend the terms of the warrants in a manner that may be adverse to warrant holders. As a result, the exercise price of your warrants could be increased, the warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without the approval of a warrant holder.

The Warrant Agreement provides that any modification or amendment to increase the exercise price of the warrants or shorten the exercise period of the warrants shall require the vote or written consent of the registered holders of 50% of the then-outstanding Public Warrants, and any modifications or amendments to the terms of the Private Placement Warrants shall also require the vote or written consent of the registered holders of 50% of the-then outstanding Private Placement Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment, and we may amend the terms of the Private Placement Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the warrants with such consent is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

USE OF PROCEEDS

All of the shares of Class A Common Stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Class A Common Stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive proceeds from the exercise of the warrants offered hereby for cash, but not from the sale of the shares of Class A Common Stock issuable upon exercise. We will receive up to an aggregate of approximately $125 million from the exercise of the warrants offered hereby, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include making capital expenditures, funding working capital, and funding acquisitions and other business opportunities. Our management will have broad discretion over the use of proceeds from the exercise of such warrants.

There is no assurance that the holders of the warrants offered hereby will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 200,445,567 shares of Class A Common Stock (which includes up to 138,824,556 shares of Class A Common Stock issuable upon redemption of the Opco Units) and up to 10,900,000 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of shares of Class A Common Stock and warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and warrants owned by each Selling Securityholder before the offering (as of June 21, 2024) and after the offering, assuming that each Selling Securityholders will sell all of their Offered Securities and will make no other purchases or sales of Class A Common Stock or warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on the 72,583,636 shares of Class A Common Stock issued and outstanding as of June 21, 2024 and is determined in accordance with the rules of the SEC, which, among other things, assumes the exercise of warrants by a securityholder for shares of Class A Common Stock by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Akinjide and Olawunmi Famuagun Joint Revocable Trust(1)(2)	88,322	127,723	88,322	127,723	—	—	—
Akash Patel(2)(3)	790,448	—	790,448	—	—	—	—
Aleena Capital, LP(4)	50,000	—	50,000	—	—	—	—
Baker Hughes Energy Services LLC(2)(5)	9,251,261	—	7,136,628	—	2,114,633	2.9%	—
Brian Allen(2)(6)	568,090	—	568,090	—	—	—	—
Carolina DeGregorio(7)	120,865	—	120,865	—	—	—	—
Carrie M. Fox Exempt Trust(2)(8)	88,322	127,723	88,322	127,723	—	—	—
Carrie M. Fox(2)(9)	30,000	—	30,000	—	—	—	—
Cassandra Rice 2019 Irrevocable Trust(10)	500,000	—	500,000	—	—	—	—
CH Burrus LLC(2)(11)	592,570	1,205,754	592,570	1,205,754	—	—	—
Constellation Energy Generation, LLC(2)(12)	36,530,716	—	36,530,716	—	—	—	—
Daniel J. Rice III(2)(13)	1,382,713	553,443	882,713	553,443	500,000	*	—
Daniel J. Rice III 2021 Irrevocable Trust(14)	500,000	125,000	500,000	—	—	—	125,000
Daniel J. Rice, IV 2018 Irrevocable Trust(2)(15)	5,143,162	2,465,680	4,973,162	2,423,180	170,000	*	42,500

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Derek A. Rice 2018 Irrevocable Trust(2)(16)	2,869,629	1,300,073	2,699,629	1,257,573	170,000	*	42,500
Elliana Rogers Irrevocable Trust(2)(17)	—	15,071	—	15,071	—	—	—
Gavin Rogers Irrevocable Trust(2)(17)	—	15,071	—	15,071	—	*	—
Gray Lisenby	85,800	—	75,000	—	10,800	—	—
Greenlight Capital, Inc.(18)	354,909	—	354,909	—	—	—	—
Hundy Holdings LLC(19)	100,000	—	100,000	—	—	—	—
Jack Rogers Irrevocable Trust(2)(17)	—	15,071	—	15,071	—	—	—
James Lytal(2)(20)	118,322	127,723	118,322	127,723	—	—	—
James W. Rogers Intentionally Defective Grantor Trust U/A DTD 06/09/2021, as modified(2)(21)	524,546	895,514	524,546	895,514	—	—	—
Jeffrey Philip Morgan	40,000	—	40,000	—	—	—	—
Jide Famuagun(2)(9)	30,000	—	30,000	—	—	—	—
John C. Stephens WHCT Trust(22)	318,348	—	300,000	—	18,348	*	—
Jonathan Matthew Derham	2,500	—	2,500	—			—
J.E.B. Bolen	25,000	—	25,000	—			—
J. Kyle Derham(2)(23)	1,890,348	2,010,586	1,890,348	2,010,586	—	—	—
Liam Rogers Irrevocable Trust(2)(17)	—	15,071	—	15,071	—	—	—
NGP XII Special Opportunities, LLC(24)	1,000,000	—	1,000,000	—	—	—	—
NPEH, LLC(2)(25)	30,005,300	—	30,005,300	—	—	—	—
OLCV NET Power, LLC(2)(26)	89,553,242	—	89,553,242	—	—	—	—
Quincy Rogers Irrevocable Trust(2)(17)	—	15,071	—	15,071	—	—	—
Ron DeGregorio(2)(27)	1,725,919	—	1,725,919		—	—	—
Ryan Kanto(2)(28)	101,710	147,083	101,710	147,083
Ryan N. Rice 2018 Irrevocable Trust(2)(29)	691,357	276,721	691,357	276,721	—	—	—
Samantha Rice 2019 Irrevocable Trust(10)	500,000	—	500,000	—	—	—	—
The Derham Children’s Trust of 2020(2)(30)	286,320	414,049	286,320	414,049	—	—	—
Thomas J. Derham	2,500	—	2,500	—	—	—	—
Tillandsia, Inc.(31)	2,500,000	—	2,500,000	—	—	—	—
Toby Z. Rice 2018 Irrevocable Trust(2)(32)	3,837,129	1,300,073	3,667,129	1,257,573	170,000	*	42,500
8 Rivers Capital, LLC(33)	500,000	—	500,000	—	—	—	—

____________

*        less than 1%

(1)      The shares (before the offering) consist of 88,322 shares of Class B Common Stock and 88,322 Opco Units. Jide Famuagun, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, the Mr. Famuagun was a director of RONI.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Unit may be redeemed for, at the Company’s election, a newly-issued share of Class A Common Stock or cash, and upon redemption of such Opco Unit, a share of Class B Common Stock shall be surrendered by the holder and canceled by the Company.

(3)      The shares (before the offering) consist of 790,448 shares of Class B Common Stock and 790,448 Opco Units. Mr. Patel is the Chief Financial Officer of the Company and previously served as Old NET Power’s Chief Financial Officer.

(4)      Jonathan P. Lefebvre, as the general partner of the general partner of the Selling Securityholder, has voting and investment power over the reported securities.

(5)      The shares (before the offering) consist of 562,672 shares of Class A Common Stock, 8,688,589 shares of Class B Common Stock and 8,688,589 Opco Units.

(6)      The shares (before the offering) consist of 568,090 shares of Class B Common Stock and 568,090 Opco Units. Mr. Allen is the President and Chief Operating Officer of the Company and previously served as Old NET Power’s President and Chief Operating Officer.

(7)      Prior to the consummation of the Business Combination, the Selling Securityholder’s husband served as the Chief Executive Officer of Old NET Power.

(8)      The shares (before the offering) consist of 88,322 shares of Class B Common Stock and 88,322 Opco Units. Carrie M. Fox, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, Ms. Fox was a director of RONI.

(9)      The shares (before the offering) consist of 30,000 shares of Class B Common Stock and 30,000 Opco Units. Prior to the Business Combination, the Selling Securityholder was a director of RONI.

(10)    Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is a step-sister of Daniel J. Rice, IV, who is Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(11)    The shares (before the offering) consist of 25,000 shares of Class A Common Stock as well as 567,570 shares of Class B Common Stock and 567,570 Opco Units. Charles Burrus, as President of CH Burrus LLC, has voting and investment power over the reported securities. Mr. Burrus served as a consultant to RONI.

(12)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 36,030,716 shares of Class B Common Stock and 36,030,716 Opco Units. The Selling Securityholder is a wholly-owned subsidiary of Constellation Energy Corporation, a publicly traded company.

(13)    The shares (before the offering) consist of 1,000,000 shares of Class A Common Stock as well as 382,713 shares of Class B Common Stock and 382,713 Opco Units. The Selling Securityholder is the father of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(14)    Jay D. Rosenbaum, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the father of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(15)    The shares (before the offering) consist of 3,470,000 shares of Class A Common Stock as well as 1,673,162 shares of Class B Common Stock and 1,673,162 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(16)    The shares (before the offering) consist of 2,699,629 shares of Class A Common Stock as well as 869,629 shares of Class B Common Stock and 869,629 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(17)    Ted Tishman, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is a child of James W. Rogers, who was Chief Financial Officer of RONI.

(18)    Represents shares to be sold for the accounts of Greenlight Capital Offshore Master, Ltd. (“GCOM”) and the Managed Account (defined below). DME Capital Management, LP (d/b/a Greenlight Capital, “Greenlight Capital”) is the investment advisor for GCOM, and as such has voting and dispositive power over the 291,419 shares of Common Stock held by GCOM. DME Advisors, LP (“DME”) is the investment manager for a managed account (the “Managed Account”), and as such has voting and dispositive power over the 63,490 shares of Common Stock held by the Managed Account. DME Advisors GP, LLC (“DME GP”) is the general partner of Greenlight Capital and DME, and as such has voting and dispositive power over the 354,909 shares of Common Stock held by GCOM and the Managed Account. David Einhorn is the principal of Greenlight Capital, DME GP and DME, and as such has voting and dispositive power over the 354,909 shares of Common Stock held by GCOM and the Managed Account. Each of Greenlight Capital, DME, DME GP and Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

(19)    Ryan Omohundro, as sole member of the Selling Securityholder, has sole voting and investment power over the reported securities.

(20)    The shares (before the offering) consist of 118,322 shares of Class B Common Stock and 118,322 Opco Units. Prior to the Business Combination, the Selling Securityholder was a director of RONI.

(21)    The shares (before the offering) consist of 273,192 shares of Class A Common Stock as well as 251,354 shares of Class B Common Stock and 251,354 Opco Units. Pamela N. Rogers, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, the husband of the trustee of the Selling Securityholder was the Chief Financial Officer and the Chief Accounting Officer of RONI.

(22)    John C. Stephens, as trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(23)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 1,390,348 shares of Class B Common Stock and 1,390,348 Opco Units. The Selling Securityholder is a director of the Company, and prior to the Business Combination, the Selling Securityholder was the Chief Executive Officer and a director of RONI.

(24)    NGP XII Special Opportunities, LLC is wholly-owned by NGP XII US Holdings, L.P. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Philip Deutch and Jill Lampert serve as voting members on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP Energy Capital Management, L.L.C., Chris Carter, Craig Glick, Philip Deutch and Jill Lampert may be deemed to have or share beneficial ownership of the shares of Class A Common Stock held directly by NGP XII Special Opportunities, LLC.

(25)    The shares (before the offering) consist of 30,005,300 shares of Class B Common Stock and 30,005,300 Opco Units. 8 Rivers beneficially owns approximately 91.4% of the outstanding equity of NPEH and is the manager of NPEH and thus may be deemed to be a beneficial owner of the shares of Class A Common Stock deemed to be directly owned by NPEH. SK directly owns all of the outstanding equity of Tillandsia, Areca and Chamaedorea, and each of Tillandsia, Areca and Chamaedorea directly owns approximately 18.07%, 25.03% and 23.42%, respectively, of the voting units of 8 Rivers and thus SK may be deemed to be a beneficial owner of the shares beneficially owned by 8 Rivers.

(26)    The shares (before the offering) consist of 33,999,995 shares of Class A Common Stock as well as 55,553,247 shares of Class B Common Stock and 55,553,247 Opco Units. The Selling Securityholder is a wholly-owned subsidiary of Occidental Petroleum Corporation, a publicly listed company.

(27)    The shares (before the offering) consist of 250,000 shares of Class A Common Stock as well as 1,475,919 shares of Class B Common Stock and 1,475,919 Opco Units. Prior to the consummation of the Business Combination, the Selling Securityholder served as the Chief Executive Officer of Old NET Power.

(28)    The shares (before the offering) consist of 101,710 shares of Class B Common Stock and 101,710 Opco Units.

(29)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 191,357 shares of Class B Common Stock and 191,357 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, Chief Executive Officer and a director of the Company and formerly a director and Chief Executive Officer of RONI.

(30)    The shares (before the offering) consist of 286,320 shares of Class B Common Stock and 286,320 Opco Units. J. Kyle Derham, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder are the children of J. Kyle Derham, a director of the Company and formerly a director and the Chief Executive Officer of RONI.

(31)    SK directly owns all of the outstanding equity of Tillandsia and thus may be deemed to be a beneficial owner of the shares beneficially owned by Tillandsia.

(32)    The shares (before the offering) consist of 2,967,500 shares of Class A Common Stock as well as 869,629 shares of Class B Common Stock and 869,629 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, Chief Executive Officer and a director of the Company and formerly a director and Chief Executive Officer of RONI.

(33)    SK directly owns all of the outstanding equity of Tillandsia, Areca and Chamaedorea, and each of Tillandsia, Areca and Chamaedorea directly owns approximately 18.07%, 25.03% and 23.42%, respectively, of the voting units of 8 Rivers. Thus, SK may be deemed to be a beneficial owner of the shares beneficially owned by 8 Rivers. Damian Beauchamp, President and Chief Development Officer of the Selling Securityholder, was a member of the board of managers of Old NET Power for a period of approximately three years prior to the closing of the Business Combination.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See the section titled “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section titled “Certain Relationships and Related Party Transactions” in the proxy statement for our 2024 annual meeting.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Certificate of Incorporation and Bylaws is included as Exhibit 3.1 and Exhibit 3.2, respectively, to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We urge you to read our Certificate of Incorporation and Bylaws in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of (i) 520,000,000 shares of Class A Common Stock, (ii) 310,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of Preferred Stock.

As of June 21, 2024, there were 72,583,636 shares of Class A Common Stock outstanding held of record by 30 holders, 141,840,604 shares of Class B Common Stock outstanding held of record by 29 holders and warrants to purchase 19,522,235 shares of Class A Common Stock outstanding held of record by 19 holders. The number of record holders does not include The Depository Trust Company participants or beneficial owners holding shares or warrants through banks, brokers, other financial institutions or other nominees.

Class A Common Stock

Voting Rights.    Except as provided by law or in a preferred stock designation, holders of Class A Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the holders of Common Stock and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Dividend Rights.    Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Board out of funds legally available for dividend payments.

Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.

Other Matters.    The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Generally.    Shares of Class B Common Stock will not be transferrable except in connection with a permitted transfer of a corresponding number of Opco Units. Accordingly, each holder of Class B Common Stock will have a number of votes in the Company equal to the aggregate number of Opco Units that it holds.

Voting Rights.    Except as provided by law or in a preferred stock designation, holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the holders of Common Stock and do not have cumulative voting rights. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. Except as otherwise required by law, holders of Class B Common Stock are not entitled to vote on any amendment to the

Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights.    Holders of Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights.    Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Preferred Stock

The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the Company’s capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders’ Agreement, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board, but shall initially consist of 10 directors, which shall be divided into three classes, designated Class I, II and III, with Class I consisting of four directors, Class II consisting of three directors and Class III consisting of three directors.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.

Except as the DGCL or the Stockholders’ Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders’ Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

For more information on the Stockholders’ Agreement, see the section titled “Certain Relationships and Related Party Transactions — Stockholders’ Agreement” in the proxy statement for our 2024 annual meeting.

Quorum

The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of 13 months after the Company’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation requires, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act or the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the U.S. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date. Pursuant to the Warrant Agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means only a whole redeemable warrant may be exercised at a given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon separation of the redeemable units and only whole redeemable warrants will trade. The redeemable warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a warrant to purchase one whole share of Class A Common Stock, we will exercise a corresponding warrant to acquire one Opco Unit.

Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

We may call the redeemable warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per redeemable warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00 — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00 — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

We may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per redeemable warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30-day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30-day period, we shall redeem such warrants for $0.10 per share;

•        if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-day trading period ending three trading days before we send the notices of redemption to the warrant holders;

•        if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Private Placement Warrants must also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.312	0.339	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants (other than the Private Placement Warrants) to be redeemed when the Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants (other than the Private Placement Warrants), and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove the redeemable warrants and pay the redemption price to the redeemable warrant holders.

As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend paid in Class A Common Stock to all or substantially all holders of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (i) as described above and (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the Certificate of Incorporation). If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the redeemable warrants may be amended without the consent of any warrant holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus relating to the IPO, or defective provision, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants in any material respect or (iv) to make any amendments that are necessary in the good faith determination of the Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in our financial statements; provided that the approval by the holders of at least 50% of the then outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants and 50% of the registered holders of the Private Placement Warrants to make any change to the terms of the Private Placement Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. For more information regarding this risk, see “Risk Factors — Risks Related to Governance — The Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company” in our Annual Report on Form 10-K for the year ended December 31, 2023. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock) issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with Sponsor), and they are not redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants and will only be exercisable for Class A Common Stock. Upon the exercise of a warrant to purchase one share of Class A Common Stock, the Company will exercise a corresponding warrant to acquire one Opco Unit.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock) equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock)

underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (ii) Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days immediately following the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock or Opco Units (and corresponding Class B Common Stock) issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing Date, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with Sponsor. If Sponsor transfers our Private Placement Warrants to any person other than a permitted transferee, the transferred warrants will become identical to our Public Warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for our Class A Common Stock.

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our warrants is Continental. We have agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any method permitted under applicable law, including one or more of the following methods when disposing of their shares of Class A Common Stock or warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their employees, members, partners or shareholders;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        delayed delivery requirements;

•        in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secure debts and other obligations;

•        through agents;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A Common Stock or warrants at a stipulated price per share or warrant; and

•        a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A Common Stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A Common Stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A Common Stock or warrants offered by them will be the purchase price of such shares of our Class A Common Stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A Common Stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Stockholders’ Agreement, the Registration Rights Agreement and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

The Selling Securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock or warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A Common Stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the Class A Common Stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The audited financial statements of NET Power Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. For further information with respect to the Company, the Class A Common Stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, each statement being qualified in all respects by such reference.

The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at https://www.ir.netpower.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):

•        our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 11, 2024;

•        our Quarterly Report for the quarter ended March 31, 2024, filed with the SEC on May 13, 2024;

•        our Current Report on Form 8-K filed with the SEC on June 10, 2024;

•        our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024; and

•        the description of our Class A Common Stock, contained in Amendment No. 5 to the Registration Statement on Form S-4 (File No. 333-268975), filed with the SEC on May 8, 2023, including any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein) after the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC and prior to the effectiveness of the registration statement, and all such documents filed after the date of this prospectus and before the termination of the offering under this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

NET POWER INC.
320 Roney St., Suite 200
Durham, North Carolina 27701
(919) 287-4750